UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Renewal of Advisory Agreement

On November 8, 2008, KBS Real Estate Investment Trust, Inc. (the “Company”) renewed its advisory agreement with its external advisor, KBS Capital Advisors LLC (the “Advisor”). The renewed advisory agreement is effective through November 8, 2009; however, either party may terminate the renewed advisory agreement without cause or penalty upon providing 60 days’ written notice. The terms of the renewed advisory agreement are identical to those of the advisory agreement that was in effect through November 8, 2008, as amended throughout the year, except the Advisor agreed to extend its agreement to advance funds, if necessary, for distributions. The Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending January 31, 2009 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through January 31, 2009. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor.

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The information in this Report set forth under Item 8.01 regarding the results of operations and financial condition of the Company for the three and nine months ended September 30, 2008 is incorporated herein by reference.

ITEM 8.01  OTHER EVENTS

Information with Respect to Funds from Operations and Distributions Declared for the Three and Nine Months Ended September 30, 2008

The Company declared daily record dates for distributions each day during the period from January 1, 2008 through September 30, 2008. The distributions were calculated at a rate of $0.0019178 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0% annualized rate based on a purchase price of $10.00 per share. Stockholders may choose whether to have distributions paid in cash or to have cash distributions otherwise payable to them invested in additional shares of common stock through the Company’s dividend reinvestment plan.

For the nine months ended September 30, 2008, the Company’s funds from operations (“FFO”) was approximately $82,700,000 and the Company declared aggregate distributions of approximately $73,058,000. (See the reconciliation of FFO to net income below). For detailed information with respect to FFO and distributions for the three months ended March 31, 2008 and June 30, 2008, see the Company’s Form 8-K/A and 8-K filed with the Securities and Exchange Commission on May 20, 2008 and on August 19, 2008, respectively. For the three months ended September 30, 2008, the Company’s FFO was approximately $37,975,000 and the Company declared aggregate distributions of approximately $30,831,000. FFO for the month ended July 31, 2008 was approximately $11,021,000, and distributions declared for the month of July were approximately $10,312,000 and were paid on August 15, 2008. FFO for the month ended August 31, 2008 was approximately $12,899,000, and distributions declared for the month of August were approximately $10,399,000 and were paid on September 15, 2008. FFO for the month ended September 30, 2008 was approximately $14,055,000 and distributions declared for the month of September were approximately $10,120,000 and were paid on October 15, 2008. During the nine months ended September 30, 2008, the Company recognized an other-than-temporary impairment of marketable real estate securities of approximately $7.0 million related to investments in floating rate commercial mortgage-backed securities. The other-than-temporary impairment was recognized due to a prolonged decrease of the market value of the Company’s floating rate commercial mortgage-backed securities below the Company’s cost basis and a downgrade in the credit rating of these securities in July 2008. In addition to the other-than-temporary impairment of marketable real estate securities, other noncash adjustments impact net income and FFO. These other noncash adjustments, including amortization of discounts on real estate loans receivable, are described more fully below under “—Funds from Operations.”

As reported in Item 1.01, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company’s board of directors from January 1, 2006 through the period ending January 31, 2009 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through January 31, 2009. Through November 12, 2008, the Advisor had advanced an aggregate of $1.6 million to the Company for cash distributions and expenses in excess of revenues, all of which is outstanding. No amount has been advanced since January 2007.

In addition, the Advisor has deferred, without interest, the payment of approximately $2.2 million of accrued but unpaid asset management fees related to the months of July 2006 through September 2007. Although pursuant to the advisory agreement, the Advisor may demand payment of accrued but unpaid asset management fees at any time, the Advisor does not intend to request payment of accrued but unpaid asset management fees until the Company’s cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the Advisor through the date of payment of accrued but unpaid asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such payment. Based on these criteria for payment of deferred asset management fees, on October 31, 2007 the Company paid the Advisor $1.0 million of the $3.2 million of asset management fees that had been accrued but unpaid for the months of July 2006 through September 2007. In addition, the Company has paid the Advisor asset management fees of $12.0 million earned pursuant to the advisory agreement for services related to the months of October 2007 through September 2008. If necessary in future periods, the Advisor intends to defer payment of its asset management fee if the cumulative amount of the Company’s funds from operations for the period commencing January 1, 2006 plus the amount of the advance from the Advisor is less than the cumulative amount of distributions declared and currently payable to the Company’s stockholders.

In addition to deferred asset management fees for the months of July 2006 through September 2007 of $2.2 million, the Company has incurred but unpaid performance fees totaling $2.3 million related to the Company’s joint venture investment in the National Industrial Portfolio. The performance fee is earned by the Advisor only upon the Company meeting certain funds from operation thresholds and makes the Advisor’s cumulative fees related to the Company’s investment in the National Industrial Portfolio joint venture equal to 0.75% of the cost of the joint venture investment on an annualized basis from the date of the Company’s investment in the joint venture through the date of calculation. As of September 30, 2008, the Company’s operations were sufficient to meet the funds from operations condition in the advisory agreement. Although these performance fees have been incurred as of September 30, 2008, the advisory agreement further provides that the payment of the performance fee shall only be made after the repayment of advances from the Advisor discussed above. The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the Advisor and the payment of the Advisor’s deferred asset management fee and unpaid performance fees.

This information is being reported in connection with the Company’s application to register shares of common stock in the state of Ohio.

Funds from Operations

The Company believes that FFO is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. The Company’s management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company’s performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than the Company does.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance.

The calculation of FFO, which the Company believes is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table for the months ended July 31, August 31, and September 30, 2008 and the three and nine months ended September 30, 2008 (in thousands):

	For the Month Ended July 31, 2008	For the Month Ended August 31, 2008	For the Month Ended September 30, 2008	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2008
Net income	$ 3,362	$ 4,783	$ 5,643	$ 13,788	$ 17,750
Add:
Depreciation of real estate assets	2,913	3,102	3,002	9,017	23,864
Amortization of lease-related costs	5,290	5,567	5,983	16,840	46,363
Deduct:
Adjustments for minority interest-consolidated entity (1)	(544)	(553)	(573)	(1,670)	(5,277)

FFO	$ 11,021	$ 12,899	$ 14,055	$ 37,975	$ 82,700

(1) Relates to consolidated joint venture minority interest portion of depreciation of real estate assets in the amount of $493 and $1,457 and amortization of lease-related costs in the amount of $1,177 and $3,820 for the three and nine months ended September 30, 2008, respectively.

Set forth below is additional information related to certain noncash items included in net income above, which may be helpful in assessing the Company’s operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs.

Noncash Items Included in Net Income:

•

Revenues in excess of actual cash received of $1.1 million (net of adjustment for minority interest of $55,149) for the three months ended September 30, 2008 and $3.5 million (net of adjustment for minority interest of $0.2 million) for the nine months ended September 30, 2008, as a result of straight-line rent;

•

Revenues in excess of actual cash received of approximately $1.7 million (net of adjustment for minority interest of $0.2 million) for the three months ended September 30, 2008 and approximately $4.2 million (net of adjustment for minority interest of $0.8 million) for the nine months ended September 30, 2008, as a result of amortization of above-market/below-market in-place leases;

•

Amortization of deferred financing costs related to notes payable of approximately $2.2 million (net of adjustment for minority interest of $0.2 million) for the three months ended September 30, 2008 were recognized as interest expense and approximately $5.5 million (net of adjustment for minority interest of $0.7 million) for the nine months ended September 30, 2008 were recognized as interest expense;

•

Accretion of discounts on real estate loans receivable and marketable real estate securities of $7.6 million and $17.1 million were recognized for the three and nine months ended September 30, 2008, respectively;

•	Other-than-temporary impairment of marketable real estate securities of $7.0 million was recognized for the nine months ended September 30, 2008;

•	Accretion of other-than-temporary impairment of marketable real estate securities of $0.4 million was recognized for the three and nine months ended September 30, 2008; and

•

Loss on an interest rate cap of $0.1 million and gain on interest rate swap of $8,582 (net of adjustment for minority interest of interest cap loss of $36,299 and interest cap gain of $2,146) were recognized for the three and nine months ended September 30, 2008, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: November 13, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chairman of the Board, Chief Executive Officer and Director